EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

For Immediate Release	For Additional Information
Contact:
Edward R. (Jack) Cameron (CEO)
(952) 930-9000
Richard G. Cinquina
Equity Market Partners
(904) 415-1415

Appliance Recycling Centers of America Reports Strong Second Quarter Results

Minneapolis, MN—August 1, 2007— Appliance Recycling Centers of America, Inc. (Nasdaq: ARCI) today reported sales of $22,582,000 for the second quarter of 2007 ended June 30, an increase of 18% from $19,161,000 in the year-earlier period. ARCA reported net income of $836,000 or $0.19 per diluted share for this period, a significant improvement from the net loss of $461,000 or $0.11 per diluted share in the second quarter of 2006.

Same-store sales of the 13 ApplianceSmart factory outlets that were open during the complete second quarters of 2007 and 2006 increased 3%, while total retail sales rose to $18,743,000, a 16% increase from the year-earlier level. Second quarter recycling revenues increased 33% to $3,353,000 from the comparable period of 2006.

Edward R. (Jack) Cameron, President and Chief Executive Officer, commented: “Sales of our ApplianceSmart operation rebounded solidly in this year’s second quarter, with most of our markets posting improved year-over-year growth. Our retail business also benefited from the opening of two additional factory outlets in the Atlanta market during the past year. ApplianceSmart’s sales growth is particularly encouraging in view of the continuation of high gasoline prices and weakness in the housing industry. ApplianceSmart is also realizing improved operating efficiencies, resulting from initiatives aimed at strengthening inventory management and other business systems.”

He continued: “The growing interest in the residential energy conservation programs that ARCA has been handling for nearly two decades has translated into two large new programs.  During the latter stages of the second quarter, ARCA’s recycling operation started to benefit from the expansion of our recycling contract with the Southern California Public Power Authority (SCPPA) to include the Los Angeles Department of Water and Power. Under this expanded initiative, ARCA expects to replace and recycle 50,000 old, inefficient refrigerators owned by low-income residents in Los Angeles. This program, which began April 30 and runs through December 2008, is expected to generate total revenues of approximately $25 million. Also as previously reported, ARCA’s Canadian subsidiary, ARCA Canada Inc., received a multi-year appliance recycling contract in June with the Ontario Power Authority (OPA). Started late in the second quarter, this program is expected to generate revenues of up to $40 million over the three-year life of the program. If this year’s recycling targets for SCPPA and OPA contracts are met, both programs would generate revenues of $3 to $4 million over the balance of 2007.”

During the second quarter, ARCA incurred legal costs of approximately $98,000 related to two previously reported lawsuits involving JACO Environmental, Inc. In one lawsuit, ARCA has charged JACO with engaging in unfair business practices in violation of federal and California laws by committing fraud on the U.S. Patent Office in order to obtain a patent for a refrigerator recycling method that was previously developed by ARCA. This litigation is expected to go to trial later this year. In addition, the United States District Court for the Central District of California dismissed a second lawsuit filed by JACO, together with SEG Basis GmbH and SEG Umwelt-Service GmbH, for lack of prosecution. This dismissed suit alleged that ARCA has been using refrigerator recycling systems and processes invented by SEG and protected by two U.S. patents issued to SEG and exclusively licensed to JACO.

Cameron added: “We believe the third quarter outlook for our ApplianceSmart operation is favorable, although we remain cautious about the potential impact of high fuel prices and the downturn in the housing market. In addition, the SCPPA and OPA programs are expected to have a greater positive impact on our appliance recycling operation during the third quarter.”

AboutARCA

ARCA is one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities. Through its ApplianceSmart operation, ARCA also is one of the nation’s leading retailers of special-buy household appliances, primarily those manufactured by Maytag, GE, Frigidaire and Whirlpool. These special-buy appliances, which include close-outs, factory overruns and scratch-and-dent units, typically are not integrated into the manufacturer’s normal distribution channel. ApplianceSmart sells these virtually new appliances at a discount to full retail, offers a 100% money-back guarantee and provides warranties on parts and labor. As of July 2007, ApplianceSmart was operating 15 factory outlets: five in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; four in the Atlanta market; two in San Antonio, Texas and one in Los Angeles.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the strength of recycling programs, the growth of appliance retail sales, the speed at which individual retail stores reach profitability, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web site at www.arcainc.com

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF OPERATIONS

2nd Quarter 2007 Results

(000’s omitted except for share amounts)

	Three months ended		Six months ended
	June 30 2007	July 1 2006	June 30 2007	July 1 2006
Revenues
Retail	$18,743	$16,110	$36,432	$31,947
Recycling	3,353	2,515	5,247	4,278
Byproduct	486	536	835	852
Total revenues	$22,582	19,161	$42,514	37,077

Cost of Revenues	14,607	13,483	27,973	26,175

Gross profit	$7,975	5,678	$14,541	10,902

Selling, General & Administrative Expenses	6,768	5,891	13,510	11,556
Operating income (loss)	$1,207	(213)	$1,031	(654)

Other Income (Expense)
Other income (expense)	(47)	8	(45)	5
Interest expense	(324)	(256)	(622)	(490)

Income (loss) before provision for (benefit of) income taxes	$836	(461)	$364	(1,139)

Provision for (Benefit of) Income Taxes	0	—	0	—

Net income (loss)	$836	$(461)	$364	$(1,139)

Basic Income (Loss) per Common Share	0.19	$(0.11)	0.08	$(0.26)

Diluted Income (Loss) per Common Share	0.19	$(0.11)	0.08	$(0.26)

Basic Weighted Average No. of Common Shares Outstanding	4,353	4,334	4,347	4,328

Diluted Weighted Average No. of Common Shares Outstanding	4,426	4,334	4,402	4,328

Appliance Recycling Centers of America, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

2nd Quarter 2007 Results

(000’s)

	June 30, 2007	December 30, 2006
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$1,567	$2,753
Receivables - net of allowance of $152,000 and $152,000 respectively	$4,551	$2,411
Inventories, net of reserves of $135,000 and $207,000 respectively	$12,898	$10,998
Deferred income taxes	$601	$601
Other current assets	$1,297	$657
Total Current Assets	$20,914	$17,420
Property and Equipment, at cost
Land	$2,050	$2,050
Building and Improvements	$4,705	$4,696
Equipment	$7,196	$6,889
	$13,951	$13,635
Less accumulated depreciation	$7,922	$7,575
Net property and equipment	$6,029	$6,060
Other assets	$481	$433
Total Assets	$27,424	$23,913

Liabilities and Shareholders’ Equity
Current Liabilities
Line of credit	$9,640	$6,872
Current maturities of long term obligations	$331	$309
Accounts payable	$3,443	$3,198
Accrued expenses	$4,022	$3,957
Income taxes payable	$58	$58
Total Current Liabilities	$17,494	$14,394
Long-Term Obligations, less current maturities	$4,735	$4,776
Deferred Income Tax Liabilities	$601	$601
Total Liabilities	$22,830	$19,771

Shareholders' Equity
Common stock, no par value; authorized 10,000,000 shares; issued and outstanding 4,329,000 and 4,320,000 shares respectively	$15,058	$14,970
Accumulated Deficit	$(10,464)	$(10,828)
Total Shareholders’ Equity	$4,594	$4,142
Total Liabilities and Shareholders’ Equity	$27,424	$23,913